1.	Proxy Voting and Other Legal Matters

Overview (Proxy Voting Rule 206(4)-6)

An investment adviser that exercises voting authority over Client proxies is required to:

■	Adopt and implement written policies and procedures that are reasonably designed to ensure that you vote Client securities in the best interest of Clients, which procedures must include how you address material conflicts that may arise between your interests and those of your Clients;

■	Disclose to Clients how they may obtain information from you about how you voted with respect to their securities; and

■	Describe to Clients your proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures to the requesting Client.

■	Maintain certain records related to proxy voting including;

■	A copy of each proxy statement that the investment adviser receives regarding Client securities. An investment adviser may satisfy this requirement by relying on a third party to make and retain, on the investment adviser’s behalf, a copy of a proxy statement (provided that the adviser has obtained an undertaking from the third party to provide a copy of the proxy statement promptly upon request) or may rely on obtaining a copy of a proxy statement from the Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

Proxy Voting Requirements for Mutual Funds

Mutual funds and other registered management investment companies are required to disclose each year how they vote proxies relating to portfolio securities they hold. Not later than August 31st of each year. A mutual fund must file with the SEC a report known as Form N-PX, containing the fund’s complete proxy voting record for the most recent 12-month period ended June 30th.

A mutual fund’s proxy voting record is available from the Fund and on the SEC’s website. A mutual fund must make the information disclosed in its most recently filed Form N-PX available to shareholders either on the Fund’s website or upon request by calling a specified toll-free (or collect) telephone number. Many mutual funds make this information available on their websites. If a mutual fund makes its proxy voting record available to shareholders upon request, the fund must send the information to shareholders, without charge, within three business days of receipt of a request.

A mutual fund must disclose the following information on Form N-PX for each matter relating to a portfolio security considered at a shareholder meeting and on which the fund is entitled to vote:

●	The name of the issuer of the portfolio security;

●	The exchange ticker symbol of the portfolio security;

●	The Council on Uniform Securities Identification Procedures (“CUSIP“) number for the portfolio security;

●	The shareholder meeting date;

●	A brief identification of the matter voted on;

FOR INTERNAL USE ONLY

91

●	Whether the matter was proposed by the issuer or a security holder;
●	Whether the fund cast its vote on the matter;
●	How the fund cast its vote (for example, for or against the proposal, or abstain; for or withhold regarding election of directors); and
●	Whether the fund cast its vote for or against management.

Policy

As a matter of policy, Cornerstone does not accept proxy voting authority. The Underlying Managers with whom Clients invest may vote proxies if authorized to do so by Clients, and each Subadviser to the Fund is authorized and responsible for voting proxies for their respective portion of the Fund pursuant to the subadvisory investment management agreement between the Fund and each Subadviser. Should the Firm change its policy in the future to accept any voting responsibilities for client proxies, it will amend the policies and procedures to ensure that it votes the proxies in the best interest of its clients.

Procedures

Cornerstone is not responsible for filing Form N-PX but provides assistance to the Administrator upon request.

The Subadvisers are responsible for voting proxies with respect to the portfolio of securities they manage on behalf of the Fund. Each Subadviser will maintain documentation of all proxies that were received, records of how the proxies were voted and when the vote was submitted. The Fund Administrator is responsible for contacting each respective Subadviser to obtain the information needed in order to facilitate the Fund’s filing of Form N-PX.

Securities Litigation

From time to time, Cornerstone receives notification of securities held in the Fund that are subject to litigation/class action lawsuits. Cornerstone may engage a securities class action settlement recovery service provider which is responsible for claims processing on behalf of the Fund. The service provider, if so engaged, will be responsible for the filing, recovery, and monitoring of securities class actions on behalf of the Fund.

FOR INTERNAL USE ONLY

92